Exhibit 15.6

CONSENT OF EXPERT

We hereby consent to the use of our name contained in the technical report entitled Amended National Instrument 43-101 Independent Technical Report Mineral Reserves Estimate and Pre-Feasibility Study on the Buckreef Gold Mine Project, Tanzania, East Africa with an effective date June 26, 2018, and reference as an expert contained in the Annual Report of Tanzanian Royalty Exploration Corporation on Form 20-F for the fiscal year ended August 31, 2018 and incorporated by reference to the Company’s registration statements on Form F-3 ( SEC File Nos.: 333-213604; 333-213834; and 333-226949).

Crundwell Metallurgy (Crundwell)

 /s/ Frank Crundwell

Dated: November 27, 2018